Exhibit 99.1

news release

401 Bay Street, Suite 2010

P.O. Box 118

Toronto, Ontario

Canada M5H 2Y4

NYSE: TC
TSX: TCM, TCM.WT
May 5, 2010	Frankfurt: A6R

THOMPSON CREEK ANNOUNCES FIRST-QUARTER 2010 FINANCIAL RESULTS

Overview (all in U.S. dollars):

•                  Thompson Creek achieved excellent operational performance in the first quarter of 2010 as production achieved a quarterly record level of 8.3 million pounds and average production costs were reduced to $5.36 per pound. The price of molybdenum rose significantly during the quarter and, as is always the case, the price the Company received for its product lagged the market price by several weeks. Sales revenues were also limited by the previously announced buildup of inventory related to the scheduled maintenance shutdown of the Langeloth roasting facility.

•                  First-quarter 2010 net income was $1.1 million or $0.01 per basic and diluted share, including a non-cash charge of $24.5 million related to the previously announced requirement under US GAAP to account for the Company’s outstanding common stock purchase warrants as a derivative liability, with changes in the fair market value recorded in net income.

•                  Non-GAAP adjusted net income in the first quarter (excluding the non-cash charge on the warrants) was $25.6 million or $0.18 per basic and $0.17 per diluted share.

•                  Cash flow from operations totaled $25.6 million in the first quarter of 2010.

•                  Total cash, cash equivalents and short-term investments at March 31, 2010 were $523.6 million. Total debt was $11.4 million.

•                  The Company reaffirmed previous estimates for 2010 for molybdenum production of 29 to 32 million pounds, sales of molybdenum produced at the Company’s mines of 27 to 30 million pounds, cash cost per pound produced of $6 to $7 per pound, and capital expenditures of approximately $298 million, including $209 million for its 75% share of the Endako expansion project.

Note: A conference call and webcast for analysts and investors is scheduled for Thursday, May 6, 2010 at 8:00 a.m. Eastern

Thompson Creek Metals Company Inc. (“Company”), one of the world’s largest publicly traded, pure molybdenum producers, today announced financial results for the three months ended March 31, 2010 prepared in accordance with United States generally accepted accounting principles (“US GAAP”). All dollar amounts are in United States (“US”) dollars unless otherwise indicated.

“Thompson Creek achieved excellent operational performance in the first quarter of 2010 and the Company is on track to achieve its production and cost guidance for the year,” said Kevin Loughrey, Chairman and Chief Executive Officer.

“During the first quarter of 2010, the Company produced 8.3 million pounds of molybdenum, a quarterly record, and cash cost per pound produced was $5.36 per pound, which was below our guidance of $6 to $7 per pound for the full year.

“Reflecting the recovery in the world economy and the steel industry in particular, the Company’s average realized price on molybdenum sales for the first quarter of 2010 has risen by 43% from the same quarter a year earlier. A continuation of the economic recovery can be expected to yield a positive trend for molybdenum prices and an improving financial performance for the Company over the medium term,” Mr. Loughrey said.

The Company’s financial performance for the first quarter of 2010 as reflected in its financial statements was affected by a lag between when a pound of molybdenum is produced and when the same pound is recorded in the income statement as being sold. For the first quarter of 2010, the time lag averaged about two months. As a result, a good portion of the Company’s sales revenues and operating expenses from its mines recorded in the first quarter of 2010 reflected the lower production levels and higher per-pound cash costs experienced in the fourth quarter of 2009.

Another important factor affecting first-quarter financial performance was the Company’s decision, as previously disclosed, to build inventory during the first four months of 2010 in order to supply customers during the scheduled five-week maintenance shutdown of the Langeloth Metallurgical Facility, which commenced April 26, 2010. As a result, as inventory from the Company’s mines increased by approximately 1.5 million pounds during the first quarter of 2010, sales volumes did not keep pace with the rise in mine production.

Additionally, contract sales typically trail the market price by one month and this was the main reason why the Company’s average realized sales price of $14.50 per pound for the first quarter of 2010 was below the average Platts Metals Week published price for molybdenum oxide for the first quarter of 2010.

The Company’s financial performance was also adversely affected by the previously disclosed requirement under US GAAP to account for the Company’s outstanding common stock purchase warrants as a derivative liability, with changes in the fair market value recorded in net income (loss). During the first quarter of 2010, the value of the outstanding warrants (and the Company’s reported derivative liability) gained by $24.5 million, resulting in a non-cash charge of the same amount. However, excluding the non-cash charges related to the warrants, the Company’s adjusted net income was $25.6 million, up from $9 million a year earlier.

First-Quarter Financial Results

The Company’s revenues rose by 62% to $127.8 million in the first quarter of 2010 from $78.8 million a year earlier primarily due to a 43% increase in the average realized price for molybdenum products to $14.50 per pound from $10.14 per pound.

After the deduction of operating, selling, marketing, general and administrative, exploration, depreciation, depletion, amortization and accretion costs, the Company generated operating income totaling $31.1 million in the first quarter, up from $1.7 million a year earlier.

First-quarter net income was $1.1 million or $0.01 per basic and diluted share, compared with $8.7 million or $0.07 per basic and diluted share in the first quarter of 2009.

Non-GAAP adjusted net income (excluding non-cash charges related to the Company’s warrants) was $25.6 million or $0.18 per basic and $0.17 per diluted share in the first quarter of 2010 versus $9 million or $0.07 per basic and diluted share a year earlier. The non-GAAP adjusted net income excludes non-cash charges related to the Company’s warrants of $24.5 million in the first quarter of 2010 and $0.3 million a year earlier.

The non-cash unrealized charges on common stock purchase warrants were the result of a previously disclosed requirement under US GAAP to account for  the Company’s outstanding common stock purchase warrants as a derivative liability, with changes in the fair market value recorded in net income (loss), beginning January 1, 2009.  The change to being classified as a derivative liability (from being classified as equity) was because the exercise price of the warrants is denominated in Canadian dollars instead of the Company’s functional currency (US dollars). The Company notes that up until the expiration date of the 24.5 million warrants (exercisable at C$9 per share until October 23, 2011), only one of two scenarios will occur.  One is that the warrants are exercised and the Company receives cash, which would amount to approximately C$220 million if all of the warrants are exercised.  The second is that the warrants expire unexercised and no cash proceeds are received.  The Company does not have an obligation related to the recorded fair value that would require a cash payment, other than minor administrative expenses related to the exercise of warrants.

The Company’s mines produced 8.3 million pounds of molybdenum in the first quarter versus 6.1 million pounds in the first quarter of 2009. The Thompson Creek Mine produced 6.3 million pounds, up from 4.4 million pounds a year earlier, while the Company’s 75% share of the Endako Mine’s production was 2.0 million, up from 1.7 million pounds a year earlier.

The weighted-average cash cost per pound produced (including all stripping costs) was $5.36 per pound in the first quarter, down from $5.93 per pound in the first quarter of 2009. At the Thompson Creek Mine, cash cost per pound produced in the first quarter was $4.74 per pound, down from $5.83 per pound a year earlier. The Endako Mine’s cash cost per pound produced was $7.26 per pound, compared with $6.17 per pound in the same quarter a year earlier.

Selected Consolidated Financial and Operational Information

(US$ in millions except per share and per pound amounts )

	Three Months Ended March 31,
	2010	2009
	(unaudited)
Financial
Revenues:
Molybdenum sales	$124.0	$75.6
Tolling, calcining and other	3.8	3.2
	127.8	78.8
Costs and expenses:
Operating expenses	76.3	58.4
Selling and marketing	1.5	1.4
Depreciation, depletion and amortization	11.0	10.2
Accretion expense	0.4	0.3
General and administrative	5.8	5.0
Exploration	1.7	1.8
Total costs and expenses	96.7	77.1
Operating income	31.1	1.7
Other (income) and expense	25.1	(3.4)
Income before income and mining taxes	6.0	5.1
Income and mining taxes (benefit)	4.9	(3.6)
Net income	$1.1	$8.7
Net income per share:
Basic	$0.01	$0.07
Diluted	$0.01	$0.07
Cash generated by operating activities	$25.6	$37.4

Adjusted non-GAAP Measures: (1)
Adjusted net income (1)	$25.6	$9.0
Adjusted net income per share - basic (1)	$0.18	$0.07
Adjusted net income per share - diluted (1)	$0.17	$0.07
Operational Statistics (unaudited)
Mined molybdenum production (000’s lb) (2)	8,269	6,057
Cash cost ($/lb produced) (3)	$5.36	$5.93
Molybdenum sold (000’s lb):
Thompson Creek and Endako Mine product	6,735	6,549
Purchased and processed product	1,820	898
	8,555	7,447
Average realized price ($/lb) (1)	$14.50	$10.14

(1)   See “Non-GAAP Financial Measures” below for the definition and calculation of these non-GAAP measures.

(2)   Mined production pounds reflected are molybdenum oxide and high performance molybdenum disulfide (“HPM”) from our share of production from the mines; excludes molybdenum processed from purchased product.

(3)   Weighted-average of Thompson Creek Mine and Endako Mine cash costs (mining, milling, roasting and packaging) for molybdenum oxide and HPM produced in the period, including all stripping costs. Cash cost excludes: the effect of purchase price adjustments, the effects of changes in inventory, stock-based compensation, other non-cash employee benefits and depreciation, depletion, amortization and accretion.  The cash cost for the Thompson Creek Mine, which only produces molybdenum sulfide on site, includes an estimated molybdenum loss, an allocation of roasting and packaging costs from the Langeloth Facility, and transportation costs.  See “Non-GAAP Financial Measures” for additional information.

Cash flow from operating activities in the first quarter of 2010 was $25.6 million, compared with $37.4 million a year earlier. Cash, cash equivalents and short-term investments were $523.6 million on March 31, 2010, compared with $511.5 million as of December 31, 2009. The Company’s total debt was $11.4 million on March 31, 2010, versus $12.9 million on December 31, 2009.

Capital expenditures (including accruals) totaled $29 million in the first quarter of 2010, comprised of $6.8 million of capital expenditures for the mines, the Langeloth Metallurgical Facility and corporate, and $22.2 million for the Company’s 75% share of capital expenditures for the Endako mill expansion.

Summary of Quarterly Results

(US$ in millions except per share and per pound amounts — unaudited)

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2010	2009	2009	2009	2009
Financial
Revenue	$127.8	$106.2	$114.4	$74.0	$78.8
Operating income (loss)	$31.1	$15.8	$32.4	$(0.2)	$1.7
Net income (loss)	$1.1	$26.0	$(1.4)	$(89.3)	$8.7
Income (loss) per share:
- basic	$0.01	$0.19	$(0.01)	$(0.73)	$0.07
- diluted	$0.01	$0.18	$(0.01)	$(0.73)	$0.07

Cash generated by operating activities	$25.6	$38.2	$24.2	$6.1	$37.4

Adjusted non-GAAP Measures: (1)
Adjusted net income (loss) (1)	$25.6	$20.4	$14.3	$(6.3)	$9.0
Adjusted net income (loss) per share: (1)
- basic (1)	$0.18	$0.15	$0.11	$(0.05)	$0.07
- diluted (1)	$0.17	$0.14	$0.11	$(0.05)	$0.07

Operational Statistics
Mined molybdenum production (000’s lb)	8,269	6,268	6,221	6,714	6,057
Cash cost ($/lb produced) (1)	$5.36	$6.61	$5.67	$5.21	$5.93
Molybdenum sold (000’s lb):
Thompson Creek and Endako Mine	6,735	6,889	7,445	6,505	6,549
Purchased and processed product	1,820	1,464	1,324	997	898
	8,555	8,353	8,769	7,502	7,447

Average realized price ($/lb) (1)	$14.50	$12.37	$12.75	$9.41	$10.14

(1) See “Non-GAAP Financial Measures” below for the definition and calculation of these non-GAAP measures.

Outlook

Molybdenum Market

For the first quarter of 2010, the average Platts Metals Week published price for molybdenum oxide was $15.73 per pound.  The price generally improved throughout the first quarter of 2010, with the Platts Metals Week published prices for molybdenum oxide for the month of January 2010 of $14.51 per pound, $16.24 per pound for the month of February 2010 and $17.42 per pound for the month of March 2010.   The Platts Metals Week published price for molybdenum oxide for the month of April 2010 remained essentially unchanged at $17.34 per pound.

Operations

For 2010, the Company expects its molybdenum production volumes to be 29 to 32 million pounds, with the Thompson Creek Mine at approximately 22 to 24 million pounds and the 75% share of the Endako Mine at 7 to 8 million pounds (unchanged from previous guidance).  Anticipated average cash costs per pound produced are estimated at $6 to $7 per pound in 2010, with $5.50 to $6.50 per pound at the Thompson Creek Mine and $7 to $8 per pound at the Endako Mine, assuming an exchange rate of US$1 = C$1.05 (unchanged from previous guidance). For the Endako Mine, a $0.01 change in the Canadian foreign exchange rate would result in a change in the cash cost per pound produced of approximately $0.10 per pound.

Thompson Creek expects to sell 27 to 30 million pounds of its own mined production in 2010 (unchanged from previous guidance).  The Company has some flexibility in building or depleting inventory levels depending upon the economic conditions and the related demand and sales price for molybdenum.  The Langeloth Metallurgical Facility commenced a five-week shut-down on April 26, 2010 for maintenance and repairs.  As expected, the Company built inventory from its mines in anticipation of this shut-down. The Company’s inventory from its own mines increased by approximately 1.5 million pounds during the first quarter.  The Company does not expect to reduce its inventory substantially during the remainder of the year. Since the Company has higher contract commitments for 2010 compared to 2009, a higher level of inventory is needed to provide the Company with adequate flexibility to serve its contract customers. The Company also has fixed-price sales contracts for approximately 1.6 million pounds at an average fixed-price of $16.22 per pound for molybdenum oxide for the remainder of the year.

Production from the Thompson Creek Mine is expected to be somewhat lower in the second quarter of 2010 compared to the first quarter of 2010 primarily as a result of the planned shut-down at the Langeloth Facility that commenced on April 26, 2010, which will result in a higher cash cost per pound produced from the Thompson Creek Mine for the second quarter.  In addition, the Company’s share of production from the Endako Mine is expected to be somewhat lower in the second quarter of 2010 compared to the first quarter of 2010 primarily as a result of a slightly lower ore grade, which will result in a higher cash cost per pound produced for the Company’s share of production from the Endako Mine for the second quarter.

Capital expenditures for 2010 are expected to be approximately $298 million, comprised of $89 million in capital expenditures from the mines, the Langeloth Facility and corporate and $209 million for our 75% share of capital expenditures required for the mill expansion project at the Endako Mine (unchanged from previous guidance).

In 2010, Thompson Creek expects to conduct exploration drilling at both of its operating mines totaling $2 to $4 million (unchanged from previous guidance) and to spend approximately $7 to $9 million under the option agreement with U.S. Energy Corporation on the Mount Emmons Project for an ongoing pre-feasibility study, further engineering evaluations, and ongoing project maintenance (unchanged from previous guidance).  As previously announced, the Company is also conducting a re-evaluation of the Davidson Project regarding various operating alternatives and related economic analysis.

General

The Company continues to evaluate potential acquisitions of other mining properties or interests in such properties from time to time. There is no assurance that any such activities will result in the completion of an acquisition.

Non-GAAP Financial Measures

In addition to the consolidated financial statements presented in accordance with US GAAP, the Company uses certain non-GAAP financial measures of its financial performance for the reasons described further below. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with US GAAP, and the presentation of these measures may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the results of operations as determined in accordance with US GAAP.

Adjusted Net Income (Loss), Adjusted Net Income (Loss) Per Share – Basic and Diluted

Adjusted net income (loss), and adjusted net income (loss) per share – basic and diluted, are referred to above.  These are considered key measures by management in evaluating the Company’s performance.  These measures do not have standard meanings prescribed by US GAAP, and may not be comparable to similar measures presented by other companies.  Management believes these measures provide useful supplemental information to investors in order that they may evaluate the Company’s financial performance using the same measures as management.

Adjusted net income (loss) represents the net income (loss) prepared in accordance with US GAAP, adjusted for significant non-cash items.  For the first quarter of 2010 and 2009, the significant non-cash items were the non-cash losses on the fair value adjustment related to our outstanding common stock purchase warrants.

On January 1, 2009, the Company was  required to adopt the guidance issued by the Emerging Issues Task Force (“EITF”) that common stock purchase warrants with a strike price denominated in a currency other than the entity’s reporting currency are not considered linked to equity and therefore are to be accounted for as derivatives.  As a result of adopting this guidance, the Company’s outstanding common stock purchase warrants (“Warrants”) are accounted for as derivatives beginning January 1, 2009.  The Company recorded a cumulative adjustment to retained earnings upon adoption and subsequent changes to the fair value of the outstanding Warrants were recorded to the statements of income at each quarter end.  The warrant holders’ right to exercise these Warrants expires in October 2011. The Company notes that up until the expiration date of these Warrants in October 2011, only one of two scenarios will occur.  One is that the Warrants are exercised and the Company receives cash (in C$).

The second is that the Warrants expire unexercised and no cash proceeds are received.  The Company does not have an obligation related to the recorded fair value that would require a cash payment, other than minor administrative expenses related to the exercise of Warrants.

Since a cash payment will never be required at the settlement of the Warrants, management does not consider gains or losses on the Warrants in its evaluation of the Company’s financial performance.

Adjusted net income (loss) per share (basic and diluted) is calculated using adjusted earnings as defined above divided by the weighted average basic and weighted average diluted shares outstanding during the period as determined in accordance with US GAAP.

The following table is a reconciliation of the net income presented in accordance with US GAAP to the non-GAAP financial measures of adjusted net income (loss), and adjusted net income (loss) per share — basic and diluted for the three months ended March 31, 2010 and 2009.

For the three months ended March 31, 2010 (unaudited — US$ in millions except shares and per share amounts)

		Weighted Average Basic Shares		Weighted Average Diluted Shares
	Net Income	Shares (000’s)	$/share	Shares (000’s)	$/share

US GAAP measures	$1.1	139,629	$0.01	149,329	$0.01
Add (Deduct):
Unrealized loss on common stock warrants	24.5	139,629	0.17	149,329	0.16
Non-GAAP measures	$25.6	139,629	$0.18	149,329	$0.17

For the three months ended March 31, 2009 (unaudited — US$ in millions except shares and per share amounts)

		Weighted Average Basic Shares		Weighted Average Diluted Shares
	Net Income	Shares (000’s)	$/share	Shares (000’s)	$/share

US GAAP measures	$8.7	122,253	$0.07	122,330	$0.07
Add (Deduct):
Unrealized loss on common stock warrants	0.3	122,253	—	122,330	—
Non-GAAP measures	$9.0	122,253	$0.07	122,330	$0.07

Additional information on the Company’s financial position is available in Thompson Creek’s Quarterly Report on Form 10-Q for the period ended March 31, 2010, which will be filed on EDGAR (www.sec.gov) and SEDAR (www.sedar.com), and posted on the Company’s website (www.thompsoncreekmetals.com).

Conference call and webcast

Thompson Creek will hold a conference call for analysts and investors to discuss its first-quarter 2010 financial results on Thursday, May 6, 2010 at 8:00 a.m. (Eastern). Kevin Loughrey, Chairman and Chief Executive Officer, and Pamela Saxton, Chief Financial Officer, will be available to answer questions during the call.

To participate in the call, please dial 647-427-7450 or 1-888-231-8191 about five minutes prior to the start of the call. A live audio webcast of the conference call will be available at www.newswire.ca and www.thompsoncreekmetals.com.

An archived recording of the call will be available at 416-849-0833 or 1-800-642-1687 (Access code 53551188 followed by the number sign) from 11:00 a.m. on May 6 to 11:59 p.m. on May 13. An archived recording of the webcast will also be available onThompson Creek’s website.

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is one of the largest publicly traded, pure molybdenum producers in the world. The Company owns the Thompson Creek open-pit molybdenum mine and mill in Idaho, a metallurgical roasting facility in Langeloth, Pennsylvania and a 75% share of the Endako open-pit mine, mill and roasting facility in northern British Columbia. Thompson Creek is evaluating the Mount Emmons Deposit, a high-grade underground molybdenum deposit near Crested Butte, Colorado. Thompson Creek has an option to acquire up to 75% of the property. The Company is continuing to pursue permitting of the Davidson Deposit, a high-grade underground molybdenum deposit near Smithers, B.C. The Company has approximately 750 employees. Its principal executive office is in Denver, Colorado, and it also has an office in Toronto, Ontario. More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains ‘‘forward-looking information’’ within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation which may include, but is not limited to, statements with respect to the future financial or operating performance of the Company, its subsidiaries and its projects, the future price of molybdenum, currency fluctuations, energy price fluctuations, the estimation of mineral reserves and resources, the realization of mineral reserve estimates, the timing and amount of estimated future production, costs of production, capital, operating and exploration expenditures, costs and timing of the development of new deposits, costs and timing of future exploration, requirements for additional capital, government regulation of mining operations, environmental risks, reclamation expenses, title disputes or claims and limitations of insurance coverage. Often, but not always, forward-looking statements can be identified by the use of words such as ‘‘plans’’, ‘‘expects’’, ‘‘is expected’’, ‘‘budget’’, ‘‘scheduled’’, ‘‘estimates’’, ‘‘forecasts’’, ‘‘intends’’, ‘‘anticipates’’, or ‘‘believes’’ or variations (including negative variations) of such words and phrases, or state that certain actions, events or results ‘‘may’’, ‘‘could’’, ‘‘would’’, ‘‘might’’ or ‘‘will’’ be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company and/or its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, risks related to general business, economic, competitive, political and social uncertainties including the current global recessionary economic conditions, the associated low molybdenum prices and the levels of disruption and continuing illiquidity in the credit markets; risks related to foreign currency fluctuations; risks related to the volatility of the Company’s share price; changes in environmental regulation; the actual results of current exploration activities; actual results of reclamation activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; possible variations of ore grade or recovery rates; impurities and toxic substances in the mined material, failure of plant, equipment or processes to operate as anticipated; the age of the Langeloth Facility; structural integrity and old equipment at the Endako Mine; accidents, labor disputes and other risks of the mining industry; access to skilled labor; relations with employees; dependence upon key management personnel and executives; political instability, insurrection or war; disruption of transportation services; increased transportation costs and delays in obtaining governmental permits and approvals, or financing or in the completion of development or construction activities, as well as those factors discussed in the section entitled ‘‘Risk Factors’’ in the current Annual Report on Form 10-K, as amended, and subsequent documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. Forward-looking statements contained herein are made as of the date of this news release and the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or results or otherwise. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, the reader is cautioned not to place undue reliance on forward-looking statements.

Readers should refer to Thompson Creek’s current Annual Report on Form 10-K, as amended, which is available on SEDAR at www.sedar.com and EDGAR at www.sec.gov and other continuous disclosure documents available at www.sedar.com and www.sec.gov for further information on ore reserves and mineralized material, which is subject to the qualifications and notes set forth therein.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2010	December 31, 2009
	(in millions, except share data)
ASSETS
Current assets
Cash and cash equivalents	$136.0	$158.5
Short-term investments	387.6	353.0
Accounts receivable—trade	45.6	32.4
Accounts receivable—related parties	8.5	10.3
Product inventory	54.4	43.5
Material and supplies inventory	33.6	34.5
Prepaid expense and other current assets	5.5	6.0
Income tax receivable	6.8	4.8
	678.0	643.0
Property, plant and equipment, net	631.8	605.7
Restricted cash	18.3	16.8
Reclamation deposits	30.5	30.3
Goodwill	47.0	47.0
Other assets	1.3	1.8
	$1,406.9	$1,344.6
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$43.9	$29.9
Income and mining taxes payable	6.9	3.6
Current portion of long-term debt	3.1	3.7
Deferred income tax liabilities	6.7	6.7
	60.6	43.9
Long-term debt	8.3	9.2
Other liabilities	24.9	24.6
Asset retirement obligations	25.5	24.8
Common stock warrant derivatives	139.9	115.4
Deferred income tax liabilities	142.3	141.3
	401.5	359.2

Shareholders’ equity
Common stock, no-par, 139,781,591 and 139,511,257 shares issued and outstanding, as of March 31, 2010 and December 31, 2009, respectively	700.1	697.1
Additional paid-in-capital	46.1	45.7
Retained earnings	233.9	232.8
Accumulated other comprehensive income	25.3	9.8
	1,005.4	985.4
	$1,406.9	$1,344.6

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended March 31,
	2010	2009
	(in millions, except per share amounts)
REVENUES:
Molybdenum sales	$124.0	$75.6
Tolling, calcining and other	3.8	3.2
Total revenues	127.8	78.8
COSTS AND EXPENSES:
Operating expenses	76.3	58.4
Selling and marketing	1.5	1.4
Depreciation, depletion and amortization	11.0	10.2
Accretion expense	0.4	0.3
General and administrative	5.8	5.0
Exploration	1.7	1.8
Total costs and expenses	96.7	77.1
OPERATING INCOME	31.1	1.7
OTHER (INCOME) AND EXPENSE
Change in fair value of common stock warrants	24.5	0.3
Loss (gain) on foreign exchange	0.6	(3.2)
Interest (income) expense, net	0.1	(0.1)
Other	(0.1)	(0.4)
Total other (income) and expense	25.1	(3.4)
Income before income and mining taxes	6.0	5.1
Income and mining tax expense (benefit)	4.9	(3.6)
NET INCOME	$1.1	$8.7
NET INCOME PER SHARE
Basic	$0.01	$0.07
Diluted	$0.01	$0.07
Weighted average number of common shares
Basic	139.6	122.3
Diluted	149.3	122.3

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2010	2009
	(in millions)
OPERATING ACTIVITIES
Net income	$1.1	$8.7
Items not affecting cash:
Change in fair value of common stock warrants	24.5	0.3
Depreciation, depletion and amortization	11.0	10.2
Accretion expense	0.4	0.3
Stock-based compensation	2.5	1.4
Deferred income tax benefit	(1.8)	(6.9)
Unrealized loss on derivative instruments	0.6	0.1
Change in working capital accounts	(12.7)	23.3
Cash generated by operating activities	25.6	37.4
INVESTING ACTIVITIES
Short-term investments	(30.1)	(100.3)
Capital expenditures	(19.4)	(27.6)
Restricted cash	(1.5)	(0.8)
Reclamation deposits	—	(2.4)
Cash used in investing activities	(51.0)	(131.1)
FINANCING ACTIVITIES
Proceeds from issuance of common shares, net	2.0	—
Repayment of long-term debt	(1.5)	(1.3)
Cash generated (used) by financing activities	0.5	(1.3)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	2.4	(2.7)
DECREASE IN CASH AND CASH EQUIVALENTS	(22.5)	(97.7)
Cash and cash equivalents, beginning of period	158.5	258.0
Cash and cash equivalents, end of period	$136.0	$160.3

For more information, please contact:

Wayne Cheveldayoff	Dan Symons
Director of Investor Relations	Renmark Financial Communications Inc.
Thompson Creek Metals Company Inc.	Tel: 514-939-3989
Tel: 416-860-1438 Toll free: 1-800-827-0992	dsymons@renmarkfinancial.com
wcheveldayoff@tcrk.com